EXHIBIT 99-1

(WPS RESOURCES CORPORATION LETTERHEAD)

WPS Resources Corporation increases earnings projection for the year.

Green Bay, WI -- WPS Resources Corporation (NYSE: WPS) is revising its estimate for 2000 earnings based on developments being experienced in this fourth quarter. It now expects earnings per share to be in the range of $2.50 to $2.60 for this year--up from the previous estimate of $2.40 to $2.50.

A number of circumstances are causing the revised estimate. First, the Wisconsin utility has been able to control expenditure levels and is experiencing strong sales in the small commercial and industrial and the residential electric markets. It also appears that the weather in this fourth quarter may be closer to normal compared to warmer than normal fourth quarter temperatures of prior years.

Second, WPS Power Development and WPS Energy Services are now profitable. Although the target of 10% of our 2000 earnings from these two entities is not going to be reached, they are making a significant contribution to the earnings growth. Positive earnings of 15 cents to 18 cents per share for the year should be realized from the operation of these companies. In 1999, these two entities had a combined loss of 27 cents per share.

The lower than desired earnings for these nonregulated entities is a result of several factors. WPS Power Development is experiencing added expenses at its Sunbury and Westwood generating plants as it continues to invest in necessary maintenance to increase the availability and reliability of these facilities. The Maine and Canada hydro assets have been hampered by extremely dry weather that has limited generation output from these assets. ECO#12, a synfuel plant, continues strong levels of production resulting in accruals of tax credits which offset the added maintenance costs and lower than expected generation noted above.

So, a strong quarter is expected to cap a year in which great strides will have been made toward providing value to our shareholders.

WPS Resources Corporation is a holding company based in Green Bay, Wisconsin. System companies provide products and services in both regulated and nonregulated energy markets. It has two regulated utility subsidiaries, Wisconsin Public Service Corporation and Upper Peninsula Power Company. WPS Resources Capital Corporation is an intermediate holding company subsidiary created to provide financing for the nonregulated subsidiaries, including WPS Power Development and WPS Energy Services.

This press release contains forward-looking statements regarding the realization of projected earnings for 2000 for WPS Resources and its subsidiaries. Forward-looking statements are beyond the ability of WPS Resources to control and, in many cases, WPS Resources cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. The following factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

  General economic, business, and regulatory conditions

  Financial market conditions, including availability, terms, and use of capital

  Weather and other natural phenomena

  Commodity price and interest rate risk

Refer to our current report on Form 8-K dated November 28, 2000 for further details of factors that could cause actual results to differ materially from these estimated results.

For More Information, Contact:

Ralph G. Baeten
Vice President-Treasurer
(800) 977-2250